Schedule A

                         RULE 10F-3 TRANSACTIONS REPORT
                         ------------------------------
                    January 1, 2002 through December 31, 2002
             Affiliated Underwriter: Banc of America Securities, LLC

                             Type of
                             Security*    Date                                    Principal/            Price                 % of
                             (1),(2),   Offering   Purchase                         Shares     Price/   Paid       % of       Fund
             Issuer          (3),(4)   Commenced     Date      Selling Broker**   Purchased    Par     By Fund    Issue      Assets
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
CLOSED-END FUNDS
HATTERAS INCOME SECURITIES, INC.
Rural Cellular Corporation,
  9.75%, 1/16/2002             1        01/11/02   01/11/02    Wasserstein         350,000    $100.00  $350,000    0.01%       0.01%
Pemex Master Trust,
  8.625%, 02/01/2022           3        01/25/02   01/25/02  Salomon Smith Barney  135,000     $98.88  $133,483    0.00%       0.01%
Weyerhaeuser Corporation,
  7.375%, 3/15/2032            3        03/06/02   03/06/02    JP Morgan Chase      31,000     $98.70   $30,598    0.00%       0.29%
Solutia Inc. 11.25%,
  07/15/09                     1        07/02/02   07/02/02  Salomon Smith Barney  141,000     $89.99  $126,889    0.06%       0.19%
Wal-Mart Stores                1        09/17/02   09/17/02     Goldman Sachs      116,000    $104.02  $120,662    0.02%       0.15%



* The following designations identify whether the securities are: (1) part of a Registered Offering; (2) part of an Eligible Foreign Offering; (3) part of an Eligible Rule 144A Offering; or (4) Eligible Municipal Securities, as such terms are defined in the Procedures for Investment Pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.

** The Selling Broker is not affiliated with the Affiliated Underwriter.

The amount of securities of any class purchased by a Fund and any other investment companies advised by a Sub-Adviser or Adviser to the Funds may not exceed (i) 25% of the principal amount of the offering of such class or (ii) if an Eligible Rule 144A offering, 25% of the total of the principal amount of the offering of such class sold to qualified institutional buyers plus the principal amount of the offering of such class in any concurrent public offering.

The securities were offered in a firm commitment underwriting (unless a rights offering) and the securities purchased were of an issuer who had been in continuous operations for not less than three years, including predecessors (except for Eligible Municipal Securities).